                                                /------------------------------/
                                                /          OMB APPROVAL        /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                /------------------------------/

+--------+
| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Russell                    Robert                         M. Jr.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

257 Great Valley Parkway
--------------------------------------------------------------------------------
                                   (Street)

Malvern                         PA                              19355
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol

                                             Axeda Systems Inc. ("XEDA")
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person, if an entity
    (Voluntary)

                --------------

4.  Statement for Month/Year

                             02/2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)

                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


  XXX   Director   XXX   Officer          _____ 10% Owner  _____ Other
 ------           ------
                         (give title below)                      (specify below)

   Chief Executive Officer and Chairman of the Board
--------------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (check applicable line)

    [X] Form filed by One Reporting Person
    [_] Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Inst. 3 and 4)      (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Axeda Common Stock    02/28/2002    P            1,000         A         2.29                                  D
------------------------------------------------------------------------------------------------------------------------------------
Axeda Common Stock    02/28/2002    P            2,800         A         2.27                                  D
------------------------------------------------------------------------------------------------------------------------------------
Axeda Common Stock    02/28/2002    P              200         A         2.30                                  D
------------------------------------------------------------------------------------------------------------------------------------
Axeda Common Stock    02/28/2002    P             2000         A         2.23         37,300                   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct (D)    Owner-
                               --------------------------------------------     5)          Owned            or Indirect   ship
                               Date     Expira-              Amount or                      at End           (I)           (Instr.
                               Exer-    tion         Title   Number of                      of               (Instr. 4)    4)
                               cisable  Date                  Shares                        Month
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
____________________________________________________    _________________
          **Signature of Reporting Person                     Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          Page 2
                                                                 SEC 1474 (3-99)